Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-46629) of our report dated March 23, 2006, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Ernst & Young LLP
New York, New York
March 30, 2006